Exhibit 99.1

FOR IMMEDIATE RELEASE

For investor relations information, contact:	For trade press information, contact:
EFJ, Inc.	EFJohnson Company
Massoud Safavi, 202-833-7752	Greg Brown, 202-833-7742
e-mail: msafavi@efji.com	e-mail: grbrown@efjohnson.com

EFJOHNSON RECEIVES $7.8 MILLION ORDER FROM THE UNITED STATES AIR FORCE

Washington, DC — July 30, 2003— EFJ, Inc. (OTC Bulletin Board: EFJI) announced that its subsidiary, EFJohnson Company (EFJohnson), has received an order valued at $7.8 million from the United States Air Force Air Combat Command.  Under this order, EFJohnson will provide mobile and portable radios for multiple Air Combat Command installations.

This order is the result of a targeted campaign by EFJohnson to market products to the Department of Defense community, especially focused on the base support and operations mission served by land mobile radio equipment.  The EFJohnson equipment is being deployed by the Air Force to meet National Telecommunications and Information Administration (NTIA) mandated narrowband standards and expanded operational requirements.

Celebrating its 80th anniversary in 2003, EFJohnson provides digital Project 25 compliant interoperable wireless communications systems solutions for federal, state and local agencies involved with homeland security and public safety. EFJohnson was one of the first developers of wireless communications products to be fully compliant with federal government interoperability specifications. The company designs, manufactures and markets conventional and trunked radio systems, land mobile radio repeaters and mobile and portable radios. For more information, visit www.efjohnson.com.

EFJ, Inc. is the holding company of industry-leading wireless telecommunications equipment and solutions businesses.  EFJ, Inc. is home to the EFJohnson Company, one of the first developers of Project 25 mobile communications products compliant with federal government interoperability standards, and Transcrypt International, a leader in secure voice communication solutions.  2003 marks the 80th anniversary of EFJohnson and the 25th anniversary of Transcrypt International. Headquartered in Washington, D.C., EFJ, Inc. has a proven leadership team in place with decades of experience in telecommunications and government sales. EFJohnson and Transcrypt International are wholly owned subsidiaries of EFJ, Inc. For more information, visit www.efji.com.

Vital Wireless Solutions, Yesterday, Today and Tomorrow

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other matters, the Company’s continued development of Project 25 products and infrastructure equipment, and the Company’s future financial performance and position. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the level of demand for the Company’s products and services, dependence on continued funding of governmental agency programs, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10K for the year ended December 31, 2002.